Form N-SAR,
Sub-Item 77I
Terms of new or amended securities



Nuveen Insured California Tax-Free Advantage Municipal Fund
333-100323
811-21212


The preferred class of the registrants securities have been materially modified, as stated in the Amendment to the Statement Establishing and Fixing the
 Rights and Preferences of
Variable Rate Demand Preferred Shares, containing a description of the Funds preferred securities. A copy of such Statement is attached in this Funds N-SAR-A filing under Sub-Item 77Q1(a).